EXHIBIT 11

                              CARNIVAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)

                                        Nine Months              Three Months
                                      Ended August 31,          Ended August 31,
                                      1995      1994           1995      1994
Net income                         $366,863   $311,713      $209,542   $168,776
Adjustments to net income for
the purpose of computing fully
diluted earnings per share:
     Interest reduction from
     assumed conversion of 4.5%
     Convertible Subordinated
     Notes                            4,155      4,155         1,385       1,385
Adjusted net income                $371,018   $315,868      $210,927    $170,161



Weighted average shares
outstanding                         283,921    282,690       285,027     282,722

Adjustments to weighted
average shares outstanding for the
purpose of computing fully diluted
earnings per share:
Additional shares issuable upon
assumed conversion of 4.5%
Convertible Subordinated Notes        6,618      6,618         6,618       6,168

Adjusted weighted average
shares outstanding                  290,539    289,308       291,645     288,890

Earnings per share:
Primary                               $1.29      $1.10         $0.74      $0.60
Fully Diluted*                        $1.28      $1.09         $0.72      $0.59


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*In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the Company's convertible securities are anti-dilutive or result in a less than 3% dilution for the periods presented.